Exhibit 99.1

cbdMD, Inc. Announces Closing of $17,250,000 Underwritten Public Offering
Of Its 8.0% Series A Cumulative Convertible Preferred Stock

CHARLOTTE, NC, December 11, 2020 (BUSINESS NEWSWIRE) – cbdMD, Inc. (NYSE American: YCBD, YCBDpA), today announced the closing of its previously announced underwritten public offering for total gross proceeds of $17,250,000, before deducting underwriting discounts, commissions and other offering expenses payable by the company. cbdMD, Inc. sold an aggregate of 2,300,000 shares of its 8.0% Series A Cumulative Convertible Preferred Stock at a purchase price of $7.50 per share in this offering which included the full exercise of the over-allotment option of 300,000 shares. cbdMD, Inc. intends to use the net proceeds from the offering for working capital.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as representative of the underwriters in the offering.

Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About cbdMD, Inc.
cbdMD, Inc. is a nationally recognized consumer cannabidiol (CBD) brand whose current products include CBD tinctures, CBD capsules, CBD gummies, CBD topicals, CBD bath bombs, and CBD pet products.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:
John Weston
Director of Investor Relations
john.weston@cbdmd.com
704-249-9515